Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Birks & Mayors Inc.

We consent to the use of our report dated June 28, 2012 with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 31, 2012 and March 26, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2012, March 26, 2011 and March 27, 2010 incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Montréal, Canada

July 3, 2012